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                     September 1, 2022

       Dominic Bardos
       Chief Financial Officer
       Holley Inc.
       1801 Russellville Road
       Bowling Green, KY 42101

                                                        Re: Holley Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-39599

       Dear Mr. Bardos:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing